Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-150327) on Form S-3 of United Insurance Holdings Corp. of our report dated March 14, 2012, relating to our audits of the consolidated financial statements and financial statement schedules as of December 31, 2011, and 2010, and for each of the three years in the period ended December 31, 2011, which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Kansas City, Missouri
March 14, 2012